Exhibit 99.1
[MAX & ERMA’S LOGO]
4849 EVANSWOOD DRIVE, COLUMBUS, OHIO 43229
FOR IMMEDIATE RELEASE

Max & Erma’s Restaurants, Inc.	For Further Information Contact:
NASDAQ: MAXE	William C. Niegsch, Jr.
Exec. Vice President & Chief Financial Officer
(614) 431-5800
September 14, 2006	www.maxandermas.com
Max & Erma’s
Announces Resignation of Director
COLUMBUS, Ohio, September 14, 2006 — On September 8, 2006, Max & Erma’s Restaurants, Inc. (NasdaqGM: MAXE) received notice from Thomas R. Green of his resignation from the Company’s board of directors. Mr. Green’s resignation reduced the number of independent directors from four to three, thus causing the Company to have less than a majority of its board of directors comprised of independent directors.
The Company received a Nasdaq Staff Deficiency letter on September 13, 2006 in response to the Company’s notification to Nasdaq that the Company is not in compliance with NASD Rule 4350(c)(1) as of September 8, 2006. NASD Rule 4350(c)(1) requires that a majority of the board of directors of the Company must be comprised of independent directors as defined by NASD Rule 4200(a)(15).
Consequently, the Company is in the process of searching for a new candidate to serve on its board who possesses qualifications that will satisfy the Nasdaq independent director requirements. The Company has a cure period under NASD Rule 4350(c)(1) until the earlier of the Company’s next annual stockholders meeting or September 10, 2007, to comply with the requirements of NASD Rule 4350(c)(1).
About Max & Erma’s Restaurants, Inc.
As of August 6, 2006, Max & Erma’s owns and operates 77 casual dining full-service restaurants in Akron, Canton, Columbus, Cleveland, Cincinnati, Dayton, Niles, and Toledo, Ohio; Indianapolis, Indiana; Detroit, Ann Arbor, Grand Rapids, and Lansing, Michigan; Pittsburgh and Erie, Pennsylvania; Lexington, Louisville, and Crestview Hills, Kentucky; Chicago, Illinois; Charlotte, North Carolina; Atlanta, Georgia; Virginia Beach and Norfolk, Virginia. The Company also currently franchises 21 restaurants in Cleveland, Columbus, Cincinnati, Wilmington, Chillicothe, Dayton, and Sandusky, Ohio; St. Louis, Missouri; Green Bay, Wisconsin; Philadelphia, Pennsylvania; Edinburgh, Evansville, Seymour, and Mishawaka, Indiana; Richmond, Virginia; and Detroit, Michigan. During 2006, Franchisees closed three locations, two of which were test locations on the Ohio Turnpike involving limited table service and no alcoholic beverages. A Company-owned restaurant is under construction in Springboro, Ohio. Franchised restaurants are under construction in Norfolk, Virginia and Findlay, Ohio. The Company’s common shares are traded on the NASDAQ National Market System under the symbol MAXE.